UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

December 17, 2018

Date of Report (Date of earliest event reported)

MassRoots, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-55431	46-2612944
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7083 Hollywood Blvd, Office 4084 Los Angeles, CA	90028
(Address of principal executive offices)	(Zip Code)

(833) 467-6687
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☒  Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry into a Material Definitive Agreement.

On December 17, 2018 (the “Closing Date”), MassRoots, Inc. (the "Company") entered into a securities purchase agreement (the “Agreement”) with an accredited investor (the “Investor”) pursuant to which it issued the Investor a secured convertible promissory note (the “Note”). The Agreement contains certain customary covenants for transactions of this type including, but not limited to, restrictions upon the Company’s ability to make Variable Security Issuances (as defined in the Agreement) and a requirement to conduct a rights offering within a certain period of time after the Closing Date. The Company used a portion of the proceeds from the offering to pay an aggregate of $1,762,500 to holders of July 2018 notes.

The Note in the principal amount of $2,225,000 (including an original issuance discount of $200,000) matures December 17, 2019 and bears interest at a rate of 8% per annum (which shall be increased to 22% upon the occurrence of an event of default). The Company shall have the right to prepay the Note for an amount equal to 125% multiplied by the portion of the Outstanding Balance (as defined in the Note) being prepaid. In addition, the Note is secured by the Security Agreement (as defined below). The Investor shall have the right to convert the Outstanding Balance of the Note at any time into shares of common stock of the Company at a conversion price of $0.35 per share, subject to adjustment. Commencing on June 17, 2019, the Investor shall have the right to redeem all or any portion of the Note; provided, however, the Investor may not request redemption in an amount that exceeds $350,000 during any single calendar month; provided, further however, upon the occurrence of an event of default, the redemption amount in any calendar month may exceed $350,000. Payments on redemption amounts may be made in cash, by converting the redemption amount into shares of the Company’s common stock at a conversion price of the lesser of (a) $0.35 per share, subject to adjustment and (b) the Market Price (as defined in the Note), or a combination thereof. Upon the occurrence of an event of default, the Investor may accelerate the Note pursuant to which the Outstanding Balance will become immediately due and payable in cash at the Mandatory Default Amount (as defined in the Note). The Company is prohibited from effecting a conversion of the Note to the extent that, as a result of such conversion, the Investor, together with its affiliates, would beneficially own more than 4.99% of the number of shares of the Company’s common stock outstanding immediately after giving effect to the issuance of shares of common stock upon conversion of the Note, which beneficial ownership limitation may be increased by the Investor up to, but not exceeding, 9.99%.

Pursuant to the terms of the Agreement, the Company also entered into a security agreement (the “Security Agreement”) on the Closing Date pursuant to which the Company granted the Investor a security interest in the Collateral (as defined in the Security Agreement).

The foregoing descriptions of the Agreement, the Note and the Security Agreement are not complete and are qualified in their entireties by reference to the full text of the form of Agreement, Note and Security Agreement, copies of which are filed as Exhibit 99.1, 99.2 and 99.3, respectively, to this Current Report on Form 8-K and are incorporated by reference herein.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Reference is made to the disclosure under Item 1.01 above which is hereby incorporated in this Item 2.03 by reference.

Item 3.02 Unregistered Sales of Equity Securities.

On December 17, 2018, the Company closed on the sale of the Note for gross proceeds of $2,000,000. The details of this transaction are described in Item 1.01, which is incorporated by reference in its entirety into this Item 3.02.

The Note and the securities issuable upon conversion thereof have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) or the securities laws of any state, and were offered and issued in reliance on the exemption from registration under the Securities Act afforded by Section 4(a)(2).

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Form of Securities Purchase Agreement
99.2	Form of Secured Convertible Promissory Note
99.3	Form of Security Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MassRoots, Inc.

Date: December 20, 2018	By:	/s/ Isaac Dietrich
Isaac Dietrich
Chief Executive Officer